Exhibit 99.1

NCO Group, Inc.

Second Quarter 2009 Investor Conference Call

Moderator: Michael Barrist

August 18, 2009

11:00 am ET

Operator:

Good morning. My name is Nitwinda, and I will be your conference operator today. At this time, I would like to welcome everyone to the NCO Second Quarter Results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during that time, simply press star, then the number 1, on your telephone keypad. If you would like to withdraw your question, press the pound sign. Thank you. Mr. Michael Barrist, you may begin your conference.

Michael Barrist:

Great, thank you operator. Thank you everyone for joining NCO group’s conference call today for the second quarter of 2009. Statements in this conference call and in our press release issued August 17th, other than historical facts, are forward-looking statements as defined under Federal Securities laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the Company’s earnings press release. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur, or otherwise.

Today’s call will cover several key topics. I’ll review in detail the quarterly financial and operational highlights for each of our divisions, including new business and trends in the growth and profitability of each operating unit. After my prepared remarks, John Schwab, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results. We will then open up for questions.

For the second quarter, NCO reported revenue of $378.6 million, EBITDA of $48.9 million, and a net loss attributable to NCO of $5.2 million. These results were below our revenue target, but above our profitability expectations for the quarter. EBITDA for the quarter included net gains of $6.2 million for foreign exchange contracts. EBITDA for the quarter, exclusive of an allowance for impairment of purchased accounts receivable of $1.3 million and approximately $1.3 million of restructuring charges, was $51.5 million. This compares to EBITDA of $61.3 million for the same period last year, which is exclusive of an allowance for impairment of purchased accounts receivable of $24.6 million as well as approximately $4.9 million of restructuring and other non-recurring charges.

NCO is organized into three operating units: Accounts Receivable Management or ARM, Customer Relationship Management or CRM, and Portfolio Management or PM. During the second quarter of 2009, the ARM division operated below its revenue and profitability targets, excluding the net gains from foreign exchange contracts. ARM was below its targets due to the ongoing difficult economic climate and its effect on collections as well as reductions in client volumes and average balances.

Typically during an economic downturn, we experience a decrease in collectability and an increase in placements due to rising delinquencies. Although we have seen the decrease in collectability and the rise in delinquency rates, the overall increase in volume has not materialized as we would have expected. We attribute this primarily to a reduction in the amount of credit extended by our clients in conjunction with lower consumer spending. Additionally, decreased overall credit card activity has resulted in reductions in volume with certain of our core active account management services such as fraud calling.

We have received many questions regarding the levels of increased delinquency reported by many credit granters and how that interplays with our volume in our traditional collection and early stage delinquency management business. While delinquency rates have risen dramatically year over year, please keep in mind that delinquency percentages in many cases are being applied to a lower base of actual credit. Many credit granters are also using aggressive strategies to assist borrowers in avoiding delinquencies.

These strategies, in conjunction with an increase in bankruptcy, have the unplanned impact of reducing the number of delinquent and charge off accounts that are available to go to outside vendors. Additionally, the current economy has led many credit granters to initiate the litigation of accounts at an earlier stage in delinquency. NCO continues to expand its service offerings to better align ourselves with our clients’ current business needs.

During the quarter, our labor costs, which is the cost of an average employee in the Company over time, decreased in this division as compared to last quarter. During the quarter, our efficiency of labor, which is the amount of NCO labor utilized to drive revenue, including the amount of new client labor drag decreased from last quarter.

Revenue per CTE or calculated time equivalent is the correlation between revenue and the amount of staff required to run our business over time. These numbers decreased during the second quarter due to normal seasonality. During the second quarter, revenue per CTE was approximately $6,862, $6,701, and $6,893 per month in April, May and June, respectively.

NCO’s operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality- cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability. This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions. This business model, in conjunction with our foreign labor initiatives, also allows us to more effectively deal with pressures of clients pushing for improved collection performance levels, while also aggressively pursuing incremental client opportunities for those same clients.

During the quarter, we continued to execute on our plan to drive more of our labor requirements to more cost-effective geographies. This balancing of our labor between domestic, near-shore, and off-shore locations has allowed us to better meet the increased needs of our ARM clients for early-stage delinquency management as well as expand the near-shore and off-shore collection of domestic bad debt contingency accounts.

At the close of the quarter, this division had approximately 984 employees in Canada, 796 employees in the Philippines, 756 employees in India, 488 employees in the Caribbean, and 200 employees in Central America available to deliver service to U.S. ARM clients. Offering our clients the most cost-effective and efficient access to labor and expertise with consolidated results from multiple locations in and outside the United States is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry.

During the second quarter, our CRM division operated below its revenue and profitability targets, excluding net gains for foreign exchange contracts, primarily as a result of lower than expected volumes from existing clients. As we previously discussed, growth in our CRM division may be subject to some peaks and valleys as clients continue to adjust their volume commitments to better align with their business operating levels in the current economy and other clients decide for the first time to outsource additional non-core processes in order to reduce their ongoing operating expenses.

Although we were below our targets for the second quarter, we continue to believe that the CRM division is well positioned to capitalize on the incremental opportunity in the market, and is one of our strongest growth opportunities over the next few years. This is evidenced by continued flow of new opportunities and a strong sales pipeline.

At the end of the quarter, this division had approximately 4,678 employees in the Philippines, 2,649 employees in Panama, 1,054 employees in Canada, 338 employees in Guatemala, and 225 employees in the Caribbean to deliver service to U.S. CRM clients. Based on client requests for additional capacity, we continue to carefully look to new geographies and continue to focus on the redeployment of existing idle capacity.

During the first quarter, we opened our first site in Guatemala. Additionally, we continue the expansion of our resources in the Philippines. Our fourth site was opened in the second quarter. We expect to have approximately 6,500 people in the Philippines working for our U.S. CRM and ARM clients by the end of 2009.

During the second quarter, the Portfolio Management division was below its revenue target, but slightly above its profitability target. The lower revenue was primarily due to less than expected purchases during the quarter and lower than expected collections. Existing portfolios performed principally on target. As we previously discussed, we continue to evaluate the assets we own to assure that our carrying value is appropriate based on current consumer payment trends.

This process resulted in a valuation allowance, or an impairment charge, of approximately $1.3 million during the second quarter of 2009, as compared to $24.6 million during the second quarter of 2008. This process is ongoing and may result in incremental impairments or recapture of previously impaired amounts as collection patterns further develop throughout the rest of 2009.

We believe NCO takes a more timely approach to the review of portfolio carrying values than many of our competitors. Our recognition of impairments happened earlier in the cycle, giving us comfort that our predictive methodologies have placed us on the leading edge of the information flow relative to how consumers are impacted by the current economy.

We continue to revise our pricing models to take into consideration current payment trends and increased volatility. This is accomplished by using NCO real time performance data and increasing certain IRR expectations to offset volatility. As we discussed last quarter, prices have come down into the range of rationality; however, certain of our competitors continue to pay premiums for portfolios as is evidenced by our diminished volume of purchases for the quarter. With that said, we are comfortable with the purchases we have made since the downturn and continue to believe that over the next several quarters the most attractive buy opportunities will begin to materialize.

As we navigate through the remainder of 2009, hopefully into the recovery, we will focus on the aggressive management of our expense base, optimizing existing and new client revenue streams, and positioning NCO as a key partner for each of our clients so that we harness the disproportionate amount of revenue from increases in consumer activities. I’ll now turn the call over to John Schwab for our financial review.

John Schwab:

Thanks, Michael. Revenue for the second quarter of 2009 was $378.6 million. This represents a decrease of $26.4 million or 6.5% from the second quarter of last year. The Company recorded EBITDA of $48.9 million and a net loss attributable to NCO of approximately $5.2 million. In the prior year, the Company reported EBITDA of $31.8 million and a net loss attributable to NCO of $14.8 million. The net loss and EBITDA for the second quarter of 2009 included the impact of $1.3 million of restructuring charges, a $1.3 million allowance for the impairment of purchased accounts receivable, and net gains from foreign exchange contracts of $6.2 million. The net loss and EBITDA for the second quarter of 2008 included restructuring and other non-recurring charges of $4.9 million and a $24.6 million impairment of purchased accounts receivable.

Breaking down the revenue into its components, ARM reported $296.2 million of revenue this quarter compared to $334.8 million last year. This represents an 11.5% decrease from the second quarter of the prior year. The decrease over last year was primarily attributable to lower overall collections and a more difficult business environment, which had an impact on most of our business lines, including financial services, healthcare, education, and portfolio services. In addition, the ARM revenue included $16.3 million for services performed for Portfolio Management during the second quarter of this year, which is down $6.4 million from $22.7 million recorded last year.

CRM reported revenue of $85.2 million this quarter, compared to $84.8 million last year. This represents a 0.5% increase over the second quarter of last year. The increase from last year was attributable to increased client volumes related to the implementation of new client contracts during 2008 to 2009, offset in part by client volume fluctuations related to the weaker economy.

Portfolio Management reported revenue of $17.6 million this quarter compared to $8.8 million last year, representing an increase of 100%. Included in the revenue for the second quarter of 2009 was a $1.3 portfolio impairment charge, which is recorded as a reduction of revenue, as compared to a $24.6 million charge in the second quarter of last year.

Excluding the effects of the portfolio impairments, revenue was $18.9 million this quarter compared to $33.4 million last year. This is primarily the result of the impact of a weaker collection environment on collections as well as lower portfolio purchases in 2009. Since these impairments are based on our current expectations for collections on existing portfolios, if consumer payment patterns decline further, we may need to record additional allowances for impairment. If consumer payment patterns are better than currently expected, we can recoup a portion of the impairment allowances.

There was no revenue from the sales of purchased accounts receivable this quarter, compared to revenue of $917,000 in the second quarter of last year. Currently, the resale environment is not very favorable and we do not expect significant sales in the near future.

Collections on purchased portfolios during the second quarter were $38.9 million compared to $54.8 million for the same quarter last year, excluding the proceeds of those portfolio sales. The decrease from last year was due to the more difficult collection environment and again the lower purchases.

Moving on to expenses, on an overall basis, payroll and related expenses as a percentage of revenue decreased to 52.3% as compared to 55.3% last year. The decrease from last year was primarily due to the impact of off-shore labor initiatives, and the impact of integration efforts following the OSI acquisition.

On an overall basis, selling, general, and administrative expenses as a percentage of revenue decreased slightly to 36.3% compared to 36.5% from this time last year. The positive impact of the integration efforts following the OSI acquisition and the cost-saving initiatives in the ARM division were offset by ramp-up in the CRM division for increasing client volumes in advance of the off-setting revenue generation.

For the second quarter of 2009, we recorded an income tax benefit of $2.5 million or 31.3% of loss before income taxes, as compared to last year’s tax benefit of $8.1 million or 31.2% of loss before income taxes.

And now lastly some notes on our financial condition. At June 30th, 2009, the Company had $35.4 million of cash and equivalents. During the quarter, the Company purchased accounts receivable with a face value of $671.1 million, for a total purchase price of $16.5 million. During the second quarter last year, the Company purchased accounts receivable with a face value of $1.1 billion for a total purchase price of $34.5 million.

Capital expenditures in the second quarter were $8.3 million or 2.2% of revenue for the quarter, which is below our typical expectation of 3% to 4% of revenue. During the quarter,

our accounts receivable days outstanding increased slightly to 50 days from 49 days last quarter.

I would now like to walk you through some of our financing activities. At June 30th, 2009, we had $40.5 million outstanding on our revolving credit facility and $19.6 million of outstanding letters of credit. As we previously discussed, we continue to focus on increasing liquidity through debt reduction, working capital management, and strict control of our cash investments including capital expenditures and portfolio purchases.

At June 30, 2009, our leverage ratio was 4.34 compared to the maximum of 5.5, and our interest coverage ratio was 2.57 as compared to the minimum of 1.85.

During the quarter we had repayments, net of borrowings, of $6.2 million of debt under our nonrecourse credit agreement. As of June 30th, 2009, the total amount outstanding on this facility was $22.6 million including the market value of the lender’s residual interest, which was $2.7 million.

On June 30th, 2009, the exclusivity agreement with our nonrecourse lender expired, which simply means that the Company is no longer required to offer all purchases with a purchase price exceeding $1.0 million to that lender for financing. The borrowings outstanding under the nonrecourse credit facility were not affected and remain subject to the terms of that agreement. We have been using available cash to fund portfolio purchases, but we are currently discussing future lending facilities for the purchases of accounts receivable with this lender and other lenders. If we do not enter into a new portfolio lending facility, we may have to continue using our available cash or use borrowings under our revolving credit facility to fund future portfolio purchases, which could limit the amount of portfolios we are able to purchase and limit borrowings for other uses.

We are currently in compliance with all of our debt covenants. We believe that we will be able to finance our current operations, planned capital expenditure requirements, internal growth and debt service obligations at least through the next 12 months, with the funds generated from our operations and with our existing cash and available borrowings under our amended senior credit facility.

The Company has also entered into a letter of intent, subject to certain contingencies, to sell the print and mail business that was initially acquired with the OSI acquisition. The sale price is approximately $24.5 million and the net proceeds will be used to repay the Term B debt. The sale is currently expected to close in the third quarter of 2009. And now I’ll turn things back to Michael.

Michael Barrist:	Great, thank you, John. Operator, can we please open up for questions?

Operator:	Yes, sir. At this time, if you would like to ask a question, you may do so by pressing star 1 on your telephone keypad. And there is a question from the line of Michael Temple from Pine Investments.

Michael Temple:	Hi guys, no I didn’t change jobs, it’s Pioneer. How you doing today?

Michael Barrist:	Great, thank you.

Michael Temple:

Good. This is the first time I’ve heard you guys talk about a less attractive environment when it comes to volumes. Historically, you’ve been talking about how your businesses are kind of well balanced between the ARM and the Portfolio Management business. And at this point in the cycle I was expecting you to have been talking about an increase in volumes. But this is the first time I’ve heard you mention that, through a number of different reasons, aren’t seeing that same increase. I was wondering if you could elaborate a little bit and just for a point of interest since I’ve been looking at some of your competitor’s reports, PRAA in particular, they’re not signaling that. So, I’m wondering and I’m a little bit concerned that perhaps it’s more a competitive issue versus an industry-wide issue. I was wondering if you could clarify.

Michael Barrist:

Sure. Well, first of all, it is clearly an industry-wide issue, PRAA is a debt buyer and there are always pools of debt to buy, and to be sold to the highest bidder. So, I can’t comment specifically on their flow and what their underwriting is relative to having a limitless supply of debt they can buy.

What we are seeing and quite frankly this is a little surprising to us and is not what we expected, but what we are seeing is while delinquency is rising if you look at the overall credit available, many of the card carriers have reduced the number of cards in some cases. They certainly have reduced the amount of open to spend. We are not seeing consumer spending activity as we would have anticipated. So, it’s impacting us at several different levels.

First of all, it’s impacting to a certain extent the CRM business. Although, I would tell you their pipeline’s full enough that it probably won’t matter by the end of the year, but we are seeing less consumer activity which in many cases drives phone calls to different customer care and technical support help lines. So, that is one piece of the business that clearly a less than stellar consumer behavior and consumer apathy is impacting the business.

In the ARM space, we are seeing it in a few different areas. We have a piece of our early stage delinquency management business that is transactionally based. For example, we take fraud calls. And these clients generate potential fraud incidences via software in their systems and generate phone calls for us to field, either inbound or outbound, for us to talk to consumers to determine if a fraud has occurred. That business has been hit pretty hard by the spending patterns. And in many cases, we are not getting the volume that the clients had told us we would receive throughout 2009. So that certainly is one piece of it.

In the early stage delinquency management business, basically, the normal, bucket one, through bucket six, we are seeing some volume decreases in that many of our clients are working very diligently to make sure that they take care of their customer base in offering different types of forbearance on other programs that they feel are appropriate. So certain offers of lower payments, minimum dues, and things like that to try and just keep people in forbearance, that has impacted volume and we’ve seen some impact there.

In the bad debt business volumes have been creeping up. We saw some increases through the end of last year and into the first part of this year. It has gotten stagnant and we have not seen the level of increases we had anticipated because we thought that the increased delinquency would basically flow through the pipe and reach us.

We have done a lot of poking and talking and reviewing with clients. I would tell you that competitively I think we’ve been advantaged there, not disadvantaged, in that many of our clients have reduced their pool of agencies and where we may have lost some future opportunity or growth we thought we once had, in some cases, maybe we’ve lost some existing volume, but in general, I think we have weathered that storm way better than our competition based on the decks that we’ve seen from clients.

As far as the purchase business as you know we have been a pretty bearish purchaser for the last 18 months. We are certainly active in the market. We are submitting bids. We are looking at things. Believe me, we would love to be spending a little more money than we’re spending, but at the end of the day  we’re bidding what we’re bidding and we’re winning what we’re winning and to the extent we are losing bids to other larger debt purchasers’ competitors, but we do not believe their pricing’s right. We believe our pricing is right.

So I think that that’s a market where there’s a lot of scared buyers and there’s some more aggressive buyers and you’re going to find like any market, some people are going to say they have all the product they want and other people are going to say they don’t. But I think if you added up everything being sold today, I think it is less than one would have anticipated given the market as it is today, but I do think it’s a rising volume environment and I also think that as clients continue to weather these storms as we’ve seen they’re going to continue to try and look for more things to sell to meet their internal obligations.

We’re also hearing from some clients that they’re having trouble meeting their forward flow commitments just because volume is down, so what I would say to you is, I don’t spend a lot of time on true debt buyers because we see the debt business as an opportunistic business. The pure debt players aren’t really in the same business we are in, but I don’t really think it’s that frothy that there’s just so much paper they don’t know what to do with it.

Michael Temple:

Okay. So, just trying to get a sense of what you would expect for the remainder of the year given that you’ve now seen a couple of months of the third quarter? Continued sort of the same situation? Do you see it changing anytime soon? And, if not, what’s your response? It seems as if you’ve been doing on the margin some decreases in payroll and efficiencies that you’ve attempted to wring out of the business on multiple different fronts. Do you see those efforts continuing and can you continue to kind of scale down the business as it doesn’t sort of meet your earlier expectations?

Michael Barrist:

Well, I mean, our business model is always the same, which is plan for the worst and manage to take advantage of the best opportunities. So, what I would say to you is right now we have less volume than we would have anticipated going into the back half of the year. We have addressed that by making, what I’ll call, practical cost cuts. We have been very careful not to break the business over a couple million dollars one way or another because we do have the leading franchise in this space.

There are a lot of large opportunities floating around that we are working through that anyone or two or three of them, could make a very meaningful difference in volume. So at this point, could the back half of the year be a little softer than we would have liked it to be offset by cost savings? Yeah, it could be. But we are, I’ll say, working diligently to make sure that we try and capture some incremental opportunity from some of these big things that are out there to make sure that we get increased volume.

Additionally, intuitively, we believe that the flow of delinquent accounts, especially in a bad debt business, will continue to rise over the back half of the year. There is a disagreement amongst a lot of people in this industry and clients are kind of trying to get their arms around these volumes as well. I can’t plan for that in running the business. But I’m hopeful that what we see usually when this type of stagnant environment occurs, it’s just sooner or later that it flows through to the back end of the pipe.

So we are planning cautiously for the back half of the year. We think we could be a little soft on revenue and we’re working diligently to cut expense around that, but at the same time, we’re not breaking the business and we’re still going all out with some of these big opportunities and bidding on them trying to get them and that includes a couple big purchase opportunities that we’re looking at that could be very, very meaningful to this business that we think are right. Again, if we can get them at the right price, we want to own them. If we can’t get them at the right price, then we’ll be happy to see someone else own them.

Michael Temple:	Okay. I have a couple more questions but I’m going to step off and get back in the queue for others who might have some questions. Thanks, Michael.

Operator:	Your next question is from the line of Steve Pawliczek with Goldman Sachs.

Steve Pawliczek:	Hey just a couple quick questions. What is the profitability of the business you are divesting if it is significant?

Michael Barrist:	From the business we’re divesting?

Steve Pawliczek:	Yeah.

John Schwab:	It’s not a significant contributor. It had a couple of million, two to three million of EBITDA itself. Fairly small, so it’s not going to be a big detriment to any part of the back half of the year.

Steve Pawliczek:

And then can you help us better understand what the impact of foreign exchange was? I saw the swaps, but just in terms of the overall business during the quarter, was it a positive? Was it a negative in terms of your profitability given the pretty significant year-over-year changes in FX rates?

John Schwab:

Yeah, if your question was the exchange contracts, I think we talked about that. Really, it’s about $6.2 million for the year, which is really foreign currency forwards that we buy for our work that’s done in the Philippines as well as in Canada. For the rest of the year, we have those same hedges that continue to remain in place and so we’ll just need to sort of see how that goes with the currency rate.

Steve Pawliczek:	And excluding those, what was the impact in terms of the cost versus the revenue? Was it positive or negative or...

Michael Barrist:	I’m not sure I understand your question, excluding the currency contracts, how they affect our expense base. All of our revenue for the US clients is billed in US dollars.

Steve Pawliczek:	Right.

Michael Barrist:	So the $6.2 million is the impact of the hedge contracts or the currency contracts in place. We benefited by $6.2 million. Had they not been in place, we would have had $6.2 million less EBITDA.

Steve Pawliczek:	Your cost structure, was that a positive or negative currency impact? I’m just trying to understand if those hedges offset an operating item?

Michael Barrist:	They helped our cost structure.

Steve Pawliczek:	Okay. Thanks so much.

Michael Barrist:	Your welcome.

Operator:	Again, to ask a question, press star 1. There is a follow up question from the line of Michael Temple with Pioneer Investments.

Michael Temple:	So, just trying to understand the purchases that you may or may not make. Are we talking about large portfolios or companies that would make sense to integrate in with NCO?

Michael Barrist:	Well let’s talk about them being two separate things. One is we have always been an acquirer of companies.

Michael Temple:	Mm-hmm.

Michael Barrist:

We have bought in the last couple quarters this very small company in the UK, where we basically just bought it for tangible net assets. And currently our view is we are looking to buy, I don’t want to call them distressed, but I’ll call them unwanted children from parents that can’t afford to keep them anymore. So, we are out in the market and looking at several opportunities and one is actually fairly close for us where we are trying to find situations where there’s a nice block of revenue and EBITDA where a disinterested parent wants to dis-own them and we can basically take them over for tangible net assets, not putting the intangibles up on the books. We see that as the same as signing up a new client basically and running up a receivable with it. So we are being very cautious in the acquisitions side.

Would we do a larger M&A transaction with equity? Certainly. I mean, anything that’s good for our equity holders and certainly approved by our lenders, we are certainly open to that and quite frankly that model of trying to combine companies and take slugs of overhead is a way that a lot of companies are creating strategic benefit for themselves and lowering their cost basis in assets and something we will certainly look at and continue to look at, and I think I just saw a transaction like that with two of the large CRM, BPO providers.

As far as portfolios, we look at a wide range of portfolios. We bid on a lot of portfolios, but quite frankly we are not getting to the bid number on a lot of these credit card deals. We have a few things that we are in that work for us.

We have also, I think, been a little bit disadvantaged in that we are not willing to do long-term flows and commitments beyond 90 days in the credit card space, which has disadvantaged us. But, again, I’m not prepared yet to concede that we’re in a situation where we have stability and I’ve been down that path last year. Getting out of some of those contracts, I’m not ready to go there yet. So that has been a disadvantage for us.

So would we like to be spending more money? Sure, we’d like to spend up towards our budgeted amount, but, at the same time we are not going to chase things and we’re certainly not going to go long on flow contracts right now until we understand that we’ve reached a level of stability. I don’t know that we are ever going to go there as we once did, just because the wounds are still there from having lived through some of those contracts.

Michael Temple:	Okay.

Michael Barrist:

And, I just want to put one other thing out. We have a very kind of stringent way of how we look at portfolio values. I mean we took impairments, percentage-wise, I think a lot of the companies caught up to us percentage-wise over time but we kind of took them harder and faster than they did.

These numbers don’t lie. So a lot of people have a lot of different views of how to do this math and a lot of different views of what’s going to happen in the market. And some people want to gamble that things are going to get better and they’re going to load up with inventory. I can’t control that. At the end of the day, we’re tasked with making smart decisions for our investors and our lenders and that’s what we are trying to do in the portfolio space.

And we are, every day, very cautious in how we get these things through investment committee. And, I’ve got to tell you, when we lose these bids, I don’t think we’re losing for the wrong reasons. I mean, I don’t sit back and do a post mortem and say, “Ah, we missed this or we missed that.”

Michael Temple:

No, I appreciate that, but it’s just sort of frustrating as kind of your basically largest investor here to see the likes of PRAA announce in the second quarter that cash collections are above expectations, the stock races, they’re being valued at close to ten times EV to EBITDA and when I mark your EV to EBITDA based upon where the bonds are trading right now, that’s 3.7 times.

Michael Barrist:	Right.

Michael Temple:

So, you know, clearly the market sees something dramatically different. And I appreciate the fact that you’re being conservative and from a cash flow standpoint, that’s, you know, very admirable as you kind of try to get a little bit of liquidity here. But it’s frustrating to see the fact that the overall market just doesn’t appreciate the model that you put into place. And I was a little bit concerned given the lower volumes or the lack of volume growth that you’re seeing.

So what I’m trying to understand is how you and your private equity partner think about the longer-term prospects for improving the valuation of your organization in the minds of the investment public? I would say a large equity finance transaction frankly would be a huge positive. It would de-lever organically the balance sheet as well as get people once more sort of focused on what you guys are doing.

The fact that there are two investors on this call kind of signals to me that you, yourself, have become somewhat of an orphaned company in the minds of the capital markets and that bothers me. So if there is anything that you guys can do to improve that from my standpoint that would be a net positive.

Michael Barrist:

Right. We appreciate your thoughts, Mike. I mean, obviously it’s something we think through a lot. Again, we have to run the business in the real time today and certainly set strategy around that and I feel comfortable we have made the right choices in the now to be first of all safe and then second of all to grow and do the things we need to do.

The other things you’ve mentioned are all things that obviously we focus on with our equity partners and stay tuned as time evolves and we continue to be strategic and think through what the best way is because obviously we want to maximize our return as well.

Michael Temple:

Sure. Has there been anything that you guys have contemplated on the capital side, we’re seeing a lot of companies kind of grapple with the whole concern about the maturity of the bank loan by seeking to issue senior secured perhaps even getting additional liquidity so that you can go out and perhaps be a little bit more aggressive if in fact you so choose in the portfolio acquisition business. Again, you sort of mentioned the fact that you were looking at a couple of different further providers of capital for that business, but I wasn’t sure if you’d done anything maybe a little more global in thinking.

Michael Barrist:

We’re always looking at what other people are doing as well as options and maturity dates and its part of our process here. But at this time we are not in a situation where we need to do anything at this moment.

Michael Temple:	Okay.

Michael Barrist:	And we’re not planning anything like that right now.

Michael Temple:	Fair enough, all right, Michael, thank you very much.

Operator:	Your next question is from the line of Ramin Kamali with Credit Suisse.

Ramin Kamali:	Hi, good afternoon, thanks for taking my call. The recent amendment that was put in place, what limitations were put on in terms of portfolio purchases? Was it an annual test? Was it a quarterly test?

John Schwab:

We have an annual test that bases it off of net collections, net cash collections that we receive from the portfolio business itself. So that’s limited on the amount of cash we’re allowed to put in from our money into those portfolios.

Ramin Kamali:	And so it’s not just cash purchases, you net against the collections?

Michael Barrist:	It’s a calculation of collections coming in, the portion we keep, versus the cash deployed into new buys. We obviously can bring partner capital in nonrecourse. So it’s a whole calculation.

John Schwab:	It’s a calculation specified in the amendment itself.

Ramin Kamali:	Okay. And then this LOI you have for the $25 million asset sale, would that be a prepayment to revolver or Term Loan?

John Schwab:	Term Loan B.

Ramin Kamali:	Term Loan B.

Michael Barrist:	And it was addressed in the amendment.

Ramin Kamali:

Okay. And then the FX of $6 million gained, can you just elaborate on that a little bit? I’m just trying to understand if there were any offsets to the other parts of the other income statement line? I’m just trying to understand how that’s working.

John Schwab:

This is really — what these hedges are related to the fact that we do work in Canada and the Philippines for businesses priced in US dollars and our labor is priced in either Canadian or Philippine Pesos. And so we buy forwards in advance of that work to sort of limit the impact of that. We bought forwards in 2008 that related to those and the value of those forwards came into the money, if you will, during the second quarter. And so there’s not as tremendously significant amount of additional lines of our P&L that get impacted. We do have some in country work in Australia and in Canada but it’s not tremendously significant. The real big dollars here that we’re talking is related to these FX contracts that we have.

Ramin Kamali:	Okay, thanks.

John Schwab:	You bet, thanks.

Operator:	There are no further questions at this time.

Michael Barrist:	Terrific. Thank you, operator. And thank you everyone for joining our call. If you have any further questions, please feel free to call Brian Callahan, John Schwab or myself.

Operator:	This concludes today’s conference call. You may now disconnect.

END